Ally Financial Announces Kenneth Bacon to Join Board
DETROIT (Feb. 5, 2015) -- Ally Financial Inc. (Ally) today announced that Kenneth J. Bacon has been appointed to its board of directors, effective Feb. 4, 2015. Bacon is also expected to serve on the board’s risk and compliance committee.
“We are pleased to welcome Kenneth to the Ally board at an exciting time for the company,” said Ally Chairman Franklin (Fritz) Hobbs. “Ally begins 2015 as an independent financial services company with strong franchises and a focus on our future. Kenneth’s leadership and experience will be a great addition to our board.”
Bacon is the co-founder and a partner of RailField Realty Partners, a real estate asset management and private equity firm based in Bethesda, MD. Prior to this, he held a number of leadership positions at Fannie Mae, most recently as the executive vice president of the multifamily mortgage business. He retired from Fannie Mae in 2012 following a 19-year career. Bacon also held executive positions at Resolution Trust Corporation, Morgan Stanley & Company, Inc., and Kidder Peabody & Co. He currently serves on the boards of Comcast Corporation, Forest City Enterprises, Inc. and Bentall Kennedy L.P.
About Ally Financial Inc.
Ally Financial Inc. (NYSE: ALLY) is a leading automotive financial services company powered by a top direct banking franchise. Ally's automotive services business offers a full spectrum of financial products and services, including new and used vehicle inventory and consumer financing, leasing, vehicle service contracts, commercial loans and vehicle remarketing services, as well as a variety of insurance offerings, including inventory insurance, insurance consultative services for dealers and other ancillary products. Ally Bank, the company's direct banking subsidiary and member FDIC, offers an array of deposit products, including certificates of deposit, savings accounts, money market accounts, IRA deposit products and interest checking. Ally's Corporate Finance unit provides financing to middle-market companies across a broad range of industries.
With approximately $151.8 billion in assets as of Dec. 31, 2014, Ally operates as a financial holding company. For more information, visit the Ally media site at http://media.ally.com or follow Ally on Twitter: @Ally.
Contact:
Gina Proia
646-781-2692
gina.proia@ally.com